NEWS RELEASE

For Immediate Release
April 1, 2013
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

McCOY NAMED CHIEF FINANCIAL OFFICER AT FIRST CITIZENS

RALEIGH, N.C. - Glenn McCoy has been named chief financial officer (CFO) of First Citizens BancShares Inc. and its First Citizens Bank subsidiary effective today (April 1). Headquartered in Raleigh, N.C., First Citizens provides financial services at more than 400 offices in 17 states and the District of Columbia.

“Glenn provides an insightful perspective and has vast experience in all areas of corporate finance and banking,” said First Citizens' Chairman and Chief Executive Officer Frank B. Holding Jr. “His knowledge and expertise will help us move our company forward while we remain focused on the financial fundamentals that have made us successful through the years. We welcome his leadership as our new CFO.”

McCoy joined First Citizens Bank in December 2012 as executive vice president of finance. He has 31 years of experience in banking. From 2009 to 2012, he served as CFO of the former RBC Bank (USA), the retail banking subsidiary of the Royal Bank of Canada, in Raleigh.

Before joining RBC, McCoy held management positions at the former Wachovia Corporation. During the last years of his 28-year tenure at Wachovia, McCoy served as CFO of various divisions, including corporate/capital markets, wealth management and mortgage and retail credit. He has extensive experience in domestic and international banking, treasury services, risk management and insurance and capital markets.

During 2012, he also served as CFO at Carolina Condrey Group, an agency representing Northwestern Mutual Life Insurance Company.

As CFO at First Citizens, McCoy is responsible for all corporate finance functions, including regulatory reporting, financial and management accounting, acquisition accounting, treasury, corporate tax, budgeting and strategic planning. He also oversees corporate real estate and procurement / vendor management.

McCoy holds a bachelor's degree in political science from Westminster College and a master's degree in business administration from the University of Chicago. He also completed Wachovia's senior management program at Duke University's Fuqua School of Business. Before starting his career in banking, McCoy spent six years in the U.S. Army.

Former CFO Ken Black retired as of March 31, completing a career of more than 25 years with First Citizens.

Founded in 1898, First Citizens Bank is a subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $21 billion in assets. Forbes named BancShares as one of the top 20 banks in its 2013 Best Banks in America list.

Headquartered in Raleigh, N.C., First Citizens Bank is the recipient of multiple national awards for customer satisfaction and overall stability and security. First Citizens was named the best midsize regional bank in the country in the MONEY® Best Banks 2012 list.* The bank has gained a five-star superior ranking from independent bank rating firm BauerFinancial Inc. of Coral Gables, Fla. First Citizens also received a combined 21 Greenwich Excellence awards, 11 for business banking and 10 for middle market banking.
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The bank also received a second-place ranking in the Southeast Region in J.D. Power and Associates' 2012 U.S. Retail Banking Satisfaction Studysm. For more information about First Citizens Bank, call toll free 1-888-FC DIRECT (1-888-323-4732) or visit firstcitizens.com.

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*From MONEY Magazine, October 2012 © 2012 Time Inc. MONEY is a registered trademark of Time Inc. and is used under license. MONEY and Time Inc are not affiliated with, and do not endorse products or services of, Licensee.